Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Pacific Mercantile Bancorp and Subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of Pacific Mercantile Bancorp on Form S-8.

/s/ GRANT THORNTON LLP
Irvine, California
March 23, 2005